EXHIBIT 10.2

                                  LE&A

                   Lambert, Edwards & Associates, Inc.
                      Public and Investor Relations

190 Monroe N.W.
4th Floor
Grand Rapids
Michigan 49503
P: 616-293-0500
F: 616-293-0800
E: LamEdPR@aol.com

August 12, 1999

Mr. William Hopton
President and CEO
Margate Industries, Inc.
129 M. Main St.
Yale, MI 48097

Dear Bill:

You have asked Lambert, Edwards & Associates, Inc. ("LE&A") to provide public and investor relations services to Margate Industries, Inc. ("Margate"). This letter outlines the terms of the agreement between your firm and ours.

Margate has asked LE&A to provide professional services in relation to its ongoing investor relations needs. These services shall include, but not be limited to, writing and dissemination of news releases, annual report, fact sheets and other related material; introduction to investors, including market makers, fund managers, brokerage firm analysts, investment representatives and individual investors; media relations; account coordination and other services as mutually agreed upon.

This agreement does not include special projects related to marketing, crisis communications or other shareholder issues that may arise during the course of engagement. These issues may include hostile takeover attempts, proxy fights, change of control or other events that happen in the normal course of business.

LE&A will provide professional services for a period of 12 months in exchange for a monthly fee of $1,500 cash plus 1,500 shares of Margate Industries common stock. For the cash portion, Margate Industries agrees to pay LE&A $1,500 plus reimbursable expenses as detailed below, each month by check.

Additionally, Margate Industries shall reserve and place in escrow, with an attorney that is agreed upon by both parties, not less than 18,000 shares of Margate Industries's publicly traded common stock. This stock shall be registered and unrestricted, free-trading and shall bear no legend. The stock will be released from escrow to LE&A in 1/12th increments - or 1,500 shares each month - on the 1st day of each month, beginning September 1, 1999. Any dividends or stock splits applicable to common shares of CGUL stock will be placed in escrow and disbursed to LE&A during the final month of this agreement. LE&A shall retain all voting rights related to the shares at all times.

MARGATE INDUSTRIES AGREEMENT/PAGE 2

Margate Industries agrees to reimburse LE&A, in cash, for any reasonable out-of-pocket expenses incurred in servicing Margate, including, but not limited to, mileage, postage, long-distance phone, on-line services, photocopying, printing, production or other items agreed upon by LE&A and Margate. Services purchased on behalf of Margate Industries will include the standard agency mark-up of 17.65%.

LE&A handles all of its clients matters with confidentiality. We are willing to sign a confidentiality agreement if provided by Margate; otherwise it should be the understanding of all parties that all matters and materials shared between the two firms are confidential and private.

LE&A will comply with all applicable laws, including federal, state and local laws, ordinances and regulations relating to securities and securities trading, in performing this Agreement. In certain instances and in line with industry practices, LE&A may disclose information relative to its engagement with Margate. LE&A shall be entitled to rely upon information provided by Margate, provided that LE&A exercises reasonable diligence and professional judgment. Margate Industries agrees to assume all liability for all claims against LE&A or damages incurred by LE&A.
This includes, without limitation, attorney and related legal fees that may arise from a lawsuit, claim or other proceeding brought against LE&A based on work performed or other materials that are created and disseminated on behalf of Margate. All materials and information disseminated by LE&A on behalf of Margate Industries will be approved by Margate Industries prior to distribution.

Work will commence upon LE&A's receipt of the first month's cash fees, a signed original contract and the placement of 18,000 shares of common stock in an escrow account. In the future, we will provide an invoice to Margate Industries within five business days after the 1st of each calendar month, including a breakdown of hours worked and out-of-pocket expenses. Terms will be 15 days net.

Please sign this document and return an original copy to Lambert, Edwards
& Associates, Inc. at 190 Monroe NW, 4th Floor, Grand Rapids, Michigan, 49503.



/s/ WILLIAM H. HOPTON                   /s/ BRIAN EDWARDS
-----------------------------------     -----------------------------------
Mr. William Hopton                      Mr. Brian Edwards
President and CEO                       Secretary/Treasurer
Margate Industries, Inc.                Lambert, Edwards & Associates, Inc.

8/14/99                                 8/12/99
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Date                                    Date